CONYERS

CONYERS DILL & PEARMAN LIMITED
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Mail: PO Box HM 666, Hamilton HM CX, Bermuda
T +1 441 295 1422
conyers.com

January 16, 2020

Matter No.:386268
Doc Ref: 16494049.3
+1441-299 4923
Chris.Garrod@conyers.com

Maiden Holdings Ltd.
94 Pitts Bay Road
Pembroke HM 08
Bermuda

Dear Sirs,

Re: **Maiden Holdings, Ltd. (the "Company")**

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the "Commission") on January 16, 2020 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the "Securities Act") of an aggregate of 11,289,956 common shares of the Company, par value US$0.01 each (the "Shares"), issuable pursuant to the 2019 Omnibus Incentive Plan (the "Plan"), which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on January 16, 2020, an extract of the minutes of a meeting of its board of directors held on December 10, 2019 (the "Resolutions"), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us; (d) that the Resolutions were passed at one or more duly convened, constitute and quorate meetings or

by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein ; (f) the validity and binding effect under the laws of Bermuda of the Plan in accordance with its terms; (g) that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein; (h) that upon issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (i) that on the date of the issuance of any Shares, the Company will have sufficient authorised but unissued common shares, and (h) that on the date of issuance of any Shares, the Company's shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981 as amended, which includes The Nasdaq Stock Market and the consent to issue and free transfer of the Shares given by the Bermuda Monetary Authority in its notice to the public dated 1 June 2005 will not have been revoked or amended as at the time of issuance of any of the Shares.

Any provision of a document governed by Bermuda law expressly or impliedly providing that certain statements, calculations and/or certificates will be conclusive and binding may not be effective if such statements, calculations or certificates are incorrect on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party. In addition, a document governed by Bermuda law guaranteeing or securing obligations under another document which may be amended in the future may not be enforceable in the event of such an amendment if the amendment was not within the original contemplation of the parties to the first document. The question of whether any provisions of a document governed by Bermuda law which may be illegal, invalid or ineffective may be severed from the other provisions of such document would be determined by the courts at their discretion.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. When issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent

is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,
Conyers Dill & Pearman Limited

Conyers Dill + Pearman Limited

Chris Garrod
Director